Exhibit 5.1

[Letterhead of Pringle & Herigstad P.C.]

October 6, 2009

Investors Real Estate Trust
3015 16th Street SW, Suite 100
Minot, North Dakota  58701

Registration Statement on Form S-3 Filed Pursuant to Rule 462(b)

Ladies and Gentlemen:

We have acted as counsel to Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company”) in connection with the sale and issuance by the Company of up to 9,200,000 common shares of beneficial interest, no par value per share, of the Company (the “Shares”) in an underwritten public offering, covered by the above-referenced Registration Statement (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, on the date hereof.

In our capacity as your counsel in the connection referred to above, we have examined and relied upon the originals or copies of such records, agreements, documents and other instruments and have made such inquiries of such officers and representatives of the Company as we have deemed relevant and necessary as the basis for the opinions set forth herein. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that the Shares have been duly authorized by all necessary trust action on the part of the Company and, when issued and delivered by the Company as contemplated by the Registration Statement, against payment of the purchase price therefor, will be validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the laws of the State of North Dakota and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

PRINGLE & HERIGSTAD P.C. /s/ David J Hogue David J. Hogue